Exhibit 99.3

2004 AMENDMENTS
TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS 2004 AMENDMENTS TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made and entered into effective as of July 1, 2004, by and among BB&T CORPORATION, a North Carolina corporation (“BB&T”), BRANCH BANKING AND TRUST COMPANY, a North Carolina chartered commercial bank (the “Employer”), and KELLY S. KING (the “Employee”).

R E C I T A L S:

                    BB&T, the Employer and the Employee entered into that certain Amended and Restated Employment Agreement as of April 25, 2002, to be effective as of January 1, 2002. Pursuant to said Agreement, the Employee was employed as the President of BB&T and as a Senior Executive Vice President of the Employer. Effective as of July 1, 2004, the Employee became the Chief Operating Officer of both BB&T and the Employer. The parties have agreed to amend the Amended and Restated Employment Agreement to reflect the Employee’s new position as Chief Operating Officer of both BB&T and the Employer.

                    NOW, THEREFORE, BB&T, the Employer and the Employee agree that, effective as of July 1, 2004, the Amended and Restated Employment Agreement shall be amended as follows:

                    1.       Delete the RECITALS and substitute therefor the following:

“BB&T, the Employer and its Affiliates (as defined in Section 2a) are engaged in the banking and financial services business. The Employee is experienced in, and knowledgeable concerning, the material aspects of such business. The Employee was heretofore employed as the President of BB&T and as a Senior Executive Vice President of the Employer pursuant to the terms of an Employment Agreement dated April 15, 1996, as subsequently amended (the ‘Predecessor Agreement’). Effective as of January 1, 2002, the Predecessor Agreement was amended and restated (the ‘Amended and Restated Agreement’) in its entirety to (i) incorporate all amendments made to the Predecessor Agreement; and (ii) clarify and more clearly state the terms of the parties understanding concerning the Employee’s employment. Pursuant to the Amended and Restated Agreement, the Employee was employed as the President of BB&T and as a Senior Executive Vice President of the Employer. Effective as of July 1, 2004, the Employee was appointed to serve as the Chief Operating Officer of both BB&T and the Employer. Effective as of such date, the Amended and Restated Agreement was amended to provide for the continued employment of the Employee as the Chief Operating Officer of both BB&T and the Employer.”

                    2.       Delete the first sentence of Section 3 and substitute therefor the following:

“Effective as of July 1, 2004, and thereafter during the remainder of the Term (as defined in subparagraph m of Section 2 and Section 4), the Employee shall be employed as the Chief Operating Officer of both BB&T and the Employer.”

                    3.       In Section 17(b), delete the reference to "Chief Operating Officer" and substitute therefor "Chief Executive Officer."

                    IN WITNESS WHEREOF, the parties have executed this 2004 Amendments to Amended and Restated Employment Agreement as of the day and year first above written.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Name: Robert E. Greene

Title: Senior Executive Vice President

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Robert E. Greene
Name: Robert E. Greene

Title: Senior Executive Vice President

EMPLOYEE:

/s/ Kelly S. King
Kelly S. King

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